EXECUTION COPY

TRANSFER AGENT SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of the last day written on the signature page by and between THE ADVISORS’ INNER CIRCLE FUND and THE ADVISORS’ INNER CIRCLE FUND II, each a business trust existing under the laws of the Commonwealth of Massachusetts (each a “Trust”, and collectively referred herein as the “Trust”), and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“Fund Services”).

WHEREAS, the Trust is a series trust that consists of multiple series, and is currently comprised of the series listed on Exhibit A attached hereto (each a “Fund” or an “ETF Series”). Each Fund issues shares of beneficial interest (“Shares”) for each ETF Series. The Shares shall be created and redeemed in bundles called “Creation Units.” The Trust, on behalf of the ETF Series, shall create and redeem Shares of each ETF Series only in Creation Units principally in kind or in cash for portfolio securities of the particular ETF Series (“Deposit Securities”), as more fully described in the current prospectus and statement of additional information of a Fund, included in the Trust’s registration statement on Form N-1A; and as authorized under the Order of Exemption granted by the Securities and Exchange Commission. Only brokers or dealers that are “Authorized Participants” and that have entered into an Authorized Participant Agreement with SEI Investments Distribution Co. (“SIDCO”), the Fund’s Distributor (the “Distributor”), acting on behalf of the Trust, shall be authorized to create and redeem Shares in Creation Units from the Trust. The Trust wishes to engage Fund Services to perform certain services on behalf of the Trust with respect to the creation and redemption of Shares, as the Trust’s agent, namely to provide transfer agent services for Shares of each ETF Series; and to act as Index Receipt Agent (as such term is defined in the rules of the National Securities Clearing Corporation (“NSCC”)) with respect to the settlement of trade orders with Authorized Participants. The Trust has engaged U.S. Bank, National Association (the “Custodian”) to provide custody services under the terms of a Custody Agreement, as supplemented hereby, for the settlement of Creation Units against Deposit Securities and/or cash that shall be delivered by Authorized Participants in exchange for Shares and the redemption of Shares in Creation Unit size against the delivery of Redemption Securities and/or cash of each ETF Series.

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust will ordinarily issue for purchase and redeem Shares only in aggregations of Shares known as Creation Units principally in kind or in cash;

WHEREAS, The Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”), or its nominee Cede & Company, will be the registered owner (the “Shareholder”) of all Shares; and

WHEREAS, Fund Services is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

WHEREAS, the Trust desires to retain Fund Services as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities to each Fund listed on Exhibit A attached hereto (as amended from time to time).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of Fund Services as Transfer Agent

The Trust hereby appoints Fund Services as transfer agent of the Trust on the terms and conditions set forth in this Agreement, and Fund Services hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of Fund Services shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against Fund Services hereunder.

2.	Services and Duties of Fund Services

(I)       Fund Services shall provide the following transfer agent and dividend disbursing agent services to the Trust with respect to each Fund:

A.	Prepare and transmit by means of DTC’s book-entry system payments for dividends and distributions on or with respect to the Shares declared by the Trust on behalf of the applicable Fund;

B.	Record the issuance of Shares of the Trust and maintain a record of the total number of Shares of the Trust which are outstanding, and, based upon data provided to it by the Trust, the total number of authorized Shares. Fund Services shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares.

C.	Prepare and transmit to the Trust and the Trust’s administrator and/or sub-administrator and to any applicable securities exchange (as specified to Fund Services by the Trust) information with respect to purchases and redemptions of Shares;

D.	On days that the Trust may accept orders for purchases or redemptions, calculate and transmit to Fund Services and the Trust the number of outstanding Shares;

E.	On days that the Trust may accept orders for purchases or redemptions (pursuant to the Authorized Participant Agreement), transmit to Fund Services and the Trust any DTC Share Activity received from SIDCO;

F.	Receive from the Distributor or from its agent purchase orders from Authorized Participants (as defined in the Authorized Participant Agreement) for Creation Unit Aggregations of Shares received in good form and accepted by or on behalf of the Trust by the Distributor, transmit appropriate trade instructions to the NSCC, if applicable, and pursuant to such orders issue the appropriate number of Shares of the Trust and hold such Shares in the account of the Shareholder for each of the respective Funds;

G.	Receive from the Authorized Participants redemption requests, deliver the appropriate documentation thereof to the Trust’s custodian, generate and transmit or cause to be generated and transmitted confirmation of receipt of such redemption requests to the Authorized Participants submitting the same; transmit appropriate trade instructions to the NSCC, if applicable, and redeem the appropriate number of Creation Unit Aggregations of Shares held in the account of the Shareholder for each of the respective Funds; and

In addition to the services set forth above, Fund Services shall: perform the customary services of a transfer agent and dividend disbursing agent including, but not limited to, maintaining an account with Cede & Co. representing all shares outstanding in each Fund.

Fund Services shall keep records relating to the services to be performed hereunder, in the form and manner required by applicable laws, rules, and regulations under the 1940 Act and to the extent required by Section 31 of the 1940 Act and the rules thereunder (the “Rules”), all such books and records shall be the property of the Trust, will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

3.	Compensation

Fund Services shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). Fund Services shall also be reimbursed for such miscellaneous expenses set forth in Exhibit B as are reasonably incurred by Fund Services in performing its duties hereunder. The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify Fund Services in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to Fund Services shall only be paid out of assets and property of the particular Fund involved.

4.	Representations and Warranties

A.	The Trust hereby represents and warrants to Fund Services, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)	A registration statement under the 1940 Act and, if applicable, the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous public offering of its shares;

B.	Fund Services hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by Fund Services in accordance with all requisite action and constitutes a valid and legally binding obligation of Fund Services, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	It is a registered transfer agent under the Exchange Act.

5.	Standard of Care; Indemnification; Limitation of Liability

A.	Fund Services shall use its best efforts and exercise reasonable care in the performance of its duties under this Agreement. Neither Fund Services nor any of its affiliates or suppliers shall be liable for any error of judgment; mistake of law; fraud or misconduct by the Trust, any Fund, the adviser or any other service provider to the Trust or a Fund, or any employee of the foregoing; or for any loss suffered by the Trust, a Fund, or any third party in connection with Fund Services’ duties under this Agreement, including losses resulting from a force majeure event unless such event could have been prevented by an implementation of a reasonable, and consistent with industry standard, business continuity plan, except a loss arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, fraud, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if Fund Services has used its best efforts and exercised reasonable care in the performance of its duties under this Agreement, the Trust, on behalf of the applicable Fund, shall indemnify and hold harmless Fund Services from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that Fund Services may sustain or incur or that may be asserted against Fund Services by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to Fund Services by the Trust, any Fund, the fund advisor or any other service provider to the Trust or a Fund (other than by an affiliate of Fund Services) any duly authorized officer of the Trust, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Fund Services” shall include Fund Services’ directors, officers and employees.

Fund Services shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by Fund Services as a result of Fund Services’ refusal or failure to comply with the terms of this Agreement, or from Fund Services’ bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of Fund Services, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Trust” shall include the Trust’s trustees, officers and employees.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); or (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, Fund Services shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. Fund Services will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of Fund Services. Fund Services agrees that it shall, at all times, have reasonable business continuity and disaster contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect Fund Services’ premises and operating capabilities at any time during regular business hours of Fund Services, upon reasonable notice to Fund Services. Moreover, Fund Services shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of Fund Services relating to the services provided by Fund Services under this Agreement.

Notwithstanding the above, Fund Services reserves the right to reprocess and correct administrative errors at its own expense.

B.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 7 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If Fund Services is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve Fund Services of any of its obligations in such other capacity.

6.	Data Necessary to Perform Services

The Trust or its agent shall furnish to Fund Services the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

7.	Proprietary and Confidential Information

A.	Fund Services agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Fund Services may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of Fund Services or any of its employees, agents or representatives, and information that was already in the possession of Fund Services prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Fund Services shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders. Fund Services has implemented and will maintain an effective information security program reasonably designed to protect information relating to the shareholders of the Trust (such information, “Personal Information”), which program includes sufficient administrative, technical and physical safeguards and written policies and procedures reasonably designed to (a) ensure the security and confidentiality of such Personal Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Personal Information, including identity theft; and (c) protect against unauthorized access to or use of such Personal Information that could result in substantial harm or inconvenience to the Fund or any Shareholder (the “Information Security Program”). The Information Security Program complies and shall comply with reasonable information security practices within the industry (including the encryption of data where necessary or appropriate). Fund Services agrees to notify the Trust of any material changes to the controls and procedures provided by Fund Services in response to SEI Global Services, Inc.’s due diligence requests sent on behalf of the Trust, which may, alone or in the aggregate, materially adversely impact the protection of the Trust’s data, security of the Service or Fund Services’ ability to provide the Service. Upon written request from the Trust, Fund Services shall provide a written description of its Information Security Program. Fund Services shall provide related reports and information responding to reasonable due diligence and audit requests regarding its compliance with its Information Security Program and shall notify the Trust, expeditiously and without unreasonable delay, in writing of any breach of security, misuse or misappropriation of, or unauthorized access to, (in each case, whether actual or alleged) any information of a Fund (any or all of the foregoing referred to individually and collectively for purposes of this provision as a “Security Breach”). Fund Services shall promptly investigate, remedy and bear the cost of the measures (including notification to any affected parties), if any, to address any Security Breach. Fund Services shall bear the cost of the Security Breach only if Fund Services is determined to be directly responsible for such Security Breach. In addition to, and without limiting the foregoing, Fund Services shall promptly cooperate with the Trust or any of its affiliates' regulators at Fund Services’ expense to prevent, investigate, cease or mitigate any Security Breach, including but not limited to investigating, bringing claims or actions and giving information and testimony. Notwithstanding any other provision in this Agreement, the obligations set forth in this paragraph shall survive termination of this Agreement.

B.	“Confidential Information” shall be defined as any non-public information disclosed by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) relating to the Disclosing Party’s business (including but not limited to such Party’s products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), which is designated in writing to be confidential or proprietary, or which, under all of the circumstances ought reasonably to be treated as confidential and/or proprietary. “Confidential Information” shall also include any such disclosed information concerning any of a Disclosing Party’s affiliates or subcontractors. Confidential Information shall also include all notes, analyses, compilations, studies, documents, reports and other materials prepared by or for a Receiving Party that contain or otherwise reflect any Confidential Information of the Disclosing Party.

Notwithstanding the foregoing, Confidential Information shall not include information which:

(a) at or prior to the time of disclosure by the Disclosing Party, was known to or in the possession of the Receiving Party on a non-confidential basis except to the extent unlawfully appropriated;

(b) at or after the time of disclosure by the Disclosing Party, becomes generally available to the public other than through any act or omission on the part of the Receiving Party;

(c) is developed by the Receiving Party independent of any Confidential Information it receives from the Disclosing Party, as demonstrated by the records of the Receiving Party made contemporaneously with such development;

(d) is no longer considered Confidential Information by the Disclosing Party, as evidenced by written notice to the Receiving Party that such Confidential Information no longer needs to be treated as confidential in accordance with this Agreement; or

(e) is subsequently received by the Receiving Party in good faith from a third party who is not known to the Receiving Party to be bound by a confidentiality agreement with the Disclosing Party or known to the Receiving Party to be otherwise prohibited from transmitting the information to the Receiving Party by a contractual, legal or fiduciary obligation.

Information meeting the definition of Confidential Information and disclosed in connection with the Purpose shall be presumed to be Confidential Information unless otherwise proven by the Receiving Party.

C.	The Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information and agrees that, absent the prior express written consent of the Disclosing Party, it shall not reveal or disclose any Confidential Information to any person, firm, corporation or other entity or use any Confidential Information for any purpose, except:

(a) to employees, contractors, consultants, and/or professional advisors of the Receiving Party who require access to the Confidential Information to enable the Receiving Party to use the Confidential Information for the Purpose, provided such persons are aware of and have agreed to comply with restrictions as to confidentiality and non-disclosure of the Confidential Information that are at least as restrictive as those contained herein, and

(b) in response to any valid court order, subpoena, document discovery request or regulation, provided that prior written notice of such disclosure, unless otherwise prohibited by applicable law, is furnished to the Disclosing Party as soon as practicable in order to afford the Disclosing Party opportunity to seek a protective order. If the Disclosing Party (at its sole cost and expense) is unable to obtain or does not seek a protective order and the Receiving Party is legally compelled to disclose such information, (i) the Receiving Party may, without liability to the Disclosing Party, disclose only such Confidential Information that is legally required to be disclosed; and (ii) the Receiving Party will exercise reasonable efforts to ensure that any such information so disclosed will be accorded confidential treatment through protective orders, filings under seal and/or other appropriate means. Disclosure pursuant to this Section 7(d)(b) will not change the Receiving Party’s confidentiality obligations as set forth in this Agreement with respect to Confidential Information so disclosed. Notwithstanding anything to the contrary in this Agreement, the advance notice requirements contained in this paragraph 2(b) are not applicable if the Receiving Party is required to disclose any Confidential Information to any of the Receiving Party’s regulatory agencies or in connection with an examination of the Receiving Party’s records by regulatory examiners or at the express direction of any other authorized government agency.

In any event, the Receiving Party shall be liable for any improper disclosure or use of Confidential Information by any employee, contractor, subsidiary or professional advisor to whom such Confidential Information is disclosed.

D.	The Receiving Party shall use the same degree of care to avoid disclosure of such Confidential Information as the Receiving Party uses with respect to its own confidential information of like importance, but in no event less than reasonable care; shall not make copies or reproductions of the Disclosing Party's Confidential Information except to the extent necessary for the Purpose; shall take such steps as may be reasonably requested by the Disclosing Party to prevent any unauthorized disclosure, copying or use of the Confidential Information; and shall not remove from any copies of the Confidential Information any trademark, service mark, copyright, or other proprietary notices as are inserted by the Disclosing Party or as may otherwise be reasonably requested by the Disclosing Party.

E.	Notwithstanding anything herein to the contrary, (i) the Trust shall be permitted to disclose the identity of Fund Services as a service provider, redacted copies of this Agreement, and such other information as may be required in the Trust’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) if pre-approved by the Trust, Fund Services shall be permitted to include the name of the Trust in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

8.	Records

Fund Services shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. Fund Services agrees that all such records prepared or maintained by Fund Services relating to the services to be performed by Fund Services hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request. Notwithstanding the foregoing, Fund Services may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction.

9.	Compliance with Laws

A.	The Trust has and retains primary responsibility for all compliance matters relating to the Trust, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA PATRIOT Act of 2001 and the policies and limitations of the Trust relating to its portfolio investments as set forth in its Prospectus and statement of additional information. Fund Services’ duties hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto. Further, the Trust agrees that it complies with state and federal data protection laws to the extent applicable to the Trust. Fund Services’ functions hereunder shall not relieve the Trust of their primary day-to-day responsibility for assuring such compliance.

B.	The Trust shall promptly notify Fund Services if the investment strategy of any Fund materially changes or deviates from the investment strategy disclosed in the current Prospectus, or if it (or any Fund) becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction that materially impacts the operations of the Trust or any Fund or the services provided under this Agreement.

C.	No processing of personal data has been identified. Should the transfer and / or processing of personal data commence, the Parties agree to act in good faith and execute a Data Processing Agreement. If the processing of personal data includes data of European Economic Area and / or United Kingdom domiciled individuals, the Parties further agree to execute European Commission 2021 Standard Contractual Clauses as the binding transfer mechanism.

10.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of Fund Services’ duties or responsibilities hereunder is designated by the Trust by written notice to Fund Services, Fund Services will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by Fund Services under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which Fund Services has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Fund Services’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust. The Trust shall also pay any fees associated with record retention and/or tax reporting obligations that Fund Services is obligated under applicable law, regulation, or rule to continue following the termination.

11.	Term of Agreement; Amendment

A.	This Agreement shall become effective as of the last date written on the signature page and will continue in effect for a period of one (1) year. Following the initial term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least 90 days prior to the end of the then current term that it will not be renewing the Agreement.

B.	Subject to Section 14, this Agreement may be terminated by either party (in whole or with respect to one or more Funds) upon giving 90 days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.

C.	Fund Services may terminate this Agreement immediately (in whole or with respect to one or more Funds) if the continued service of such Funds or the Trust would cause Fund Services or any of its affiliates to be in violation of any applicable law, rule, regulation, or order of any governmental, regulatory or judicial authority of competent jurisdiction, or if the Funds or the Trust (or any affiliate thereof) commits any act, or becomes involved in any situation or occurrence, tending to bring itself into public disrepute, contempt, scandal, or ridicule, or such that continued association with the Funds or the Trust would reflect unfavorably upon Fund Services’ reputation, provided that in such event Fund Services shall, to the extent it is legally permitted and able to do so, provide reasonable assistance to transition such Funds or the Trust to a successor service provider.

D.	This Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. In addition, the Trust may, at any time, immediately terminate this Agreement in the event of the appointment of a conservator or receiver for Fund Services by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction ("Termination Upon Direction").

E.	This Agreement may not be amended or modified in any manner except by written agreement executed by Fund Services and the Trust, and authorized or approved by the Trust’s Board of Trustees.

14.	Early Termination

In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement (in whole or with respect to one or more Funds) prior to the end of the then current term, the Trust agrees to pay the following fees with respect to each Fund subject to the termination:

a.	all monthly fees through the remaining term of the Agreement, including the repayment of any negotiated discounts (provided that no such fees shall be paid with respect to any Fund following the liquidation of such Fund);

b.	all fees associated with converting services to successor service provider;

c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

d.	all miscellaneous costs associated with a-c above.

15.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of Fund Services, or by Fund Services without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.

16.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

17.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

18.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict Fund Services from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

19.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

20.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to Fund Services shall be sent to:

U.S. Bank Global Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

Attn: President

Notice to the Trust shall be sent to:

The Advisors’ Inner Circle Fund or
The Advisors’ Inner Circle Fund II
c/o SEI Investments / Attention: Legal Dept.
One Freedom Valley Drive
Oaks, PA 19456

20.	No Third Party Rights

Nothing expressed or referred to in this Agreement will be construed to give any third party (including, without limitation, shareholders of any Fund) any legal or equitable right, remedy or claim under or with respect to this Agreement.

21.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

SIGNATURES ON NEXT PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

THE ADVISORS’ INNER CIRCLE FUND

THE ADVISORS’ INNER CIRCLE FUND II

By:	/s/ Michael Beattie
Name:	Michael Beattie
Title:	President, The Advisors’ Inner Circle Fund and The Advisors’ Inner Circle Fund II
Date:	September 5, 2024

U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Greg Farley
Name:	Greg Farley
Title:	Senior Vice President
Date:	September 5, 2024

Exhibit A

Transfer Agent Servicing Agreement

Separate Series of the Trust

The Advisors’ Inner Circle Fund

Name of Series	Applicable Fee Schedule

The Advisors’ Inner Circle Fund II

Name of Series	Applicable Fee Schedule
3Edge Dynamic Fixed Income ETF	Exhibit B
3Edge Dynamic Hard Assets ETF	Exhibit B
3Edge Dynamic International Equity ETF	Exhibit B
3Edge Dynamic US Equity ETF	Exhibit B

Exhibit B

Fund Transfer Agent Servicing Agreement Fee Schedule

for 3EDGE Asset Management, LP

[REDACTED]

Exhibit C

Fund Transfer Agent Servicing Agreement

“As of” Processing Policy

Fund Services will reimburse each Fund for any Net Material Loss that may exist on the Fund’s books and for which Fund Services is responsible, at the end of each calendar month. “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund’s net asset value per share by at least ½ cent. Gains and losses will be reflected on the Fund’s daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis. Fund Services will reset the “as of” ledger each calendar month so that any losses which do not exceed the materiality threshold of ½ cent will not be carried forward to the next succeeding month. Fund Services will notify the adviser to the Fund on the daily share sheet of any losses for which the adviser may be held accountable.